April 30, 2008


Allstate Life Insurance Company
3100 Sanders Road, Suite J5B
Northbrook, Illinois 60062

         Re: Allstate Life Insurance Company
              Initial Registration Statement on Form S-3


Dear Sirs:


This opinion is furnished in connection with the initial filing of the Registration Statement on Form S-3 ("Registration Statement") by Allstate Life Insurance Company (the "Company") as Registrant with the Securities and Exchange Commission covering the Allstate(R) MarketSmart Annuity Contract described therein (the "Contract"). I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that as of April 30th 2008:

         1. The Company is duly organized and existing under the laws of the State of Illinois and has been duly authorized to do business and to issue the Contracts by the Director of Insurance of the State of Illinois.

         2. The securities registered by the above Registration Statement when issued will be valid, legal and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.


Sincerely,


/s/ MICHAEL J. VELOTTA
----------------------
Michael J. Velotta
Senior Vice President, Secretary and General Counsel